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                                                                    Exhibit (17)

J. BRUCE HUNSICKER
                            500 FIRST NATIONAL TOWER
                                 AKRON, OH 44308
                                  330-535-5711


                                 March 26, 2001



VIA FACSIMILE 330/785-2767
AND FIRST-CLASS MAIL

Joe Lechiara
Bob Snyder
AlphaCom, Inc.
1035 Rosemary Boulevard
Akron, Ohio 44306

         RE: RESIGNATION FROM BOARD OF DIRECTORS

Dear Joe and Bob:

         Please be advised that I resign effective immediately from the Board of Directors of AlphaCom, Inc. (the "Company"). I am resigning based on my discovery that the Company has not yet returned funds to certain individuals who either attempted to subscribe for shares of the Company's common stock in connection with its initial public offering last fall, but whose subscriptions were found to be incomplete, or requested to receive rescission shares in the offering, but resided in states in which the common stock could not be sold because the offering had not been registered or exempted from registration in such states.

         Please remember that the Company is obligated to report this event under Item 6 of Form 8-K within five days of the date hereof.

                                         Yours very truly,

                                         /S/ J. Bruce Hunsicker

                                         J. Bruce Hunsicker
JBH:cep
cc: J. Bret Treier